EXHIBIT 15.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Moody National REIT I, Inc.

We have reviewed the accompanying condensed consolidated balance sheet of Moody National REIT I, Inc. (the “Company”) and subsidiaries as of March 31, 2011, and the related condensed consolidated statements of operations, equity and cash flows for the three months ended March 31, 2011.  This interim financial information is the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia
February 14, 2012